SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         Continental Natural Gas, Inc.
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

|_| Fee paid previously ith preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No.:______________________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

Notes:

                                                                  April 30, 1998



Dear Stockholder:

     This year's Annual Meeting of Stockholders will be held at the Adams Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma 74103 on June 8, 1998 at 9:30 a.m., C.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. The Company's Board of Directors recommends the following actions: (i) the election of management's two nominees to serve as Class I directors, and (ii) the ratification of the selection of Coopers & Lybrand, L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998.

     To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

     At the Annual Meeting, I will review some of the Company's activities during the past year. An opportunity will be provided for questions by the stockholders. I hope you will be able to join us.

                                            Sincerely,




                                            Gary C. Adams
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

                         CONTINENTAL NATURAL GAS, INC.
                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS

                           TO BE HELD ON JUNE 8, 1998


              TO THE STOCKHOLDERS OF CONTINENTAL NATURAL GAS, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of Continental Natural Gas, Inc. (the "Company") will be held at 9:30 a.m., C.D.T., on June 8, 1998, at the Adams Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma 74103, for the following purposes:

     1. To elect two Class I directors to hold office for a three-year term expiring at the Annual Meeting of Stockholders occurring in 2001 or until the election and qualification of their respective successors.

     2. To ratify the selection of Coopers & Lybrand, L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 22, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only stockholders of record as of the close of business on such date are entitled to notice of and to vote at the meeting. Accompanying this Notice of Annual Meeting is a Proxy, Proxy Statement and a copy of the Company's 1997 Annual Report.

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.


                                         By Order of the Board of Directors,




                                         Garry D. Smith
                                         Secretary
Dated: April 30, 1998

                         CONTINENTAL NATURAL GAS, INC.


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1998



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Continental Natural Gas, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on June 8, 1998, at 9:30 a.m. at the Adams Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma 74103, and at any adjournment thereof. A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or a duly executed proxy or ballot bearing a later date. Shares represented by a proxy will be voted in the manner directed by a stockholder. If no direction is made, the proxy will be voted for the election of the nominees for Class I directors named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to stockholders beginning on or about April 30, 1998 together with the Company's 1997 Annual Report.

     Only stockholders of record at the close of business on April 22, 1997 are entitled to notice of and to vote at the meeting or at any adjournment thereof. As of such date, there were 6,315,000 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. The Company's
Bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of stockholders, present in person or represented by proxy, shall constitute a quorum.

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls. The Company's principal executive offices are located at 1437 South Boulder, Suite 1250, Tulsa, Oklahoma 74119.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 22, 1998: (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's executive officers, (iii) by each of the Company's directors, and (iv) by all directors and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address                                                  Number of Shares (1)      Percent of Class (2)
----------------                                                   ------------------         -----------------
Adams Affiliates, Inc. (3) ................................              331,464                    5.25%
1437 South Boulder, Suite 1250
Tulsa, Oklahoma 74119

Cottonwood Partnership (3) ................................            3,471,604                   54.97%
1437 South Boulder, Suite 1250
Tulsa, Oklahoma 74119

Brinson Holdings, Inc. (4) ................................              309,400                    4.90%
209 South LaSalle
Chicago, Illinois 60605-1295
(February 11, 1998)

Brinson Partners, Inc. (4) ................................              309,400                    4.90%
209 South LaSalle
Chicago, Illinois 60605-1295
(February 11, 1998)

SBC Holdings (USA), Inc. (4) ..............................              309,400                    4.90%
222 Broadway
New York, New York 10038
(February 11, 1998)

Swiss Bank Corporation (4) ................................              309,400                    4.90%
Aeschenplatz 6 CH-4002
Basel, Switzerland
(February 11, 1998)

Wellington Management Company, L.L.P.(5) ..................              350,600                    5.55%
75 State Street
Boston, Massachusetts 02109
(January 13, 1998)

Gary C. Adams (3) .........................................            3,471,604                   54.97%

Scott C. Longmore (6) .....................................              167,962                    2.66%

Garry D. Smith (7) ........................................             126,005                     2.00%

Terry K. Spencer (8) ......................................             126,005                     2.00%

William W. Pritchard (9) ..................................               10,000                        *

William H. Bauch (9) ......................................                5,000                        *

Executive Officers and Directors (9) ......................            3,872,976                   61.33%
  Of the Company as a Group (6 persons)

------------
*    Less than one percent (1%) of outstanding common stock of the Company.

(1) Unless otherwise noted, each of the persons has sole voting and investment power with respect to the shares reported.

(2) Based upon 6,315,000 shares of Common Stock actually outstanding at March 24, 1998 (with respect to certain individuals who have the right to acquire shares of Common Stock within 60 days of March 24, 1998 pursuant to the exercise of options or warrants, the number of shares of Common Stock not outstanding which are subject to such options or warrants have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by such individuals pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934).

(3) Gary C. Adams does not own of record any shares of the Company's common stock. Gary C. Adams, President, Chief Executive Office and a director of the Company is the Chief Executive Officer of Cottonwood Partnership. Cottonwood Partnership owns approximately 98% of the outstanding common stock of Adams Affiliates, Inc. ("Adams Affiliates"). The shares reflected as beneficially owned by Adams Affiliates include 33,600 shares pledged to Adams Affiliates by executive officers of the Company. The shares reflected as beneficially owned by Cottonwood Partnership include 297,864 shares held of record by Adams Affiliates and 33,600 pledged to Adams Affiliates by executive officers of the Company. The shares reflected as beneficially owned by Gary C. Adams include all shares reflected as beneficially held by Cottonwood Partnership.

(4) Based solely on information reported in a Schedule 13G dated February 11, 1998, the named persons had shared voting power and shared investment power as of December 31, 1997, with respect to 309,400 shares of the Company's common stock. Such Schedule 13G filed on behalf of the named persons reflects a percentage of 5.7%, the Company believes that 4.90% is the appropriate percentage.

(5) Based solely on information reported in Schedule 13G dated January 13, 1998, filed with the SEC, the named person had, as of December 31, 1997, shared dispositive power as an investment advisor for certain unnamed persons. Based solely on the representations contained in such Schedule 13G, no such individual beneficially owns 5% or more of the Company.

(6) Includes 13,400 shares of common stock pledged to Adams Affiliates, Inc. under Pledge Agreement dated August 13, 1997.

(7) Includes 10,100 shares of common stock pledged to Adams Affiliates, Inc. under Pledge Agreement dated August 13, 1997.

(8) Includes 10,100 shares of Common Stock pledged to Adams Affiliates, Inc. under Pledge Agreement dated August 13, 1997.

(9) Each of the named directors has been granted options to acquire 5,000 shares of the Company's common stock. Such options are presently exercisable and, therefore, are deemed beneficially owned by such individuals pursuant to Rule 13d-3(d)(1). Such beneficial ownership is also reflected in the number of shares and percentage for officers and directors as a group.

                            DIRECTORS OF THE COMPANY

Information regarding the directors of the Company is set forth below:

                                                                  CLASS
                                                               EXPIRATION
NAME                                    AGE                      OF TERM
------                                  ----                 --------------
Scott C. Longmore                        38                  Class I   1998
Terry K. Spencer                         38                  Class I   1998
William H. Bauch (1)(2)                  36                  Class II  1999
Garry D. Smith (2)                       41                  Class II  1999
Gary C. Adams (1)                        47                  Class III 2000
William H. Pritchard (1)(2)              47                  Class III 2000

---------
(1)  Member of the Compensation Committee of the Board of Directors.

(2)  Member of the Audit Committee of the Board of Directors.

     GARY C. ADAMS, has been the Company's Chairman of the Board since his founding of the Company in 1983. In 1994 he assumed the role of Chief Executive Officer, and in March 1997, was elected President. Mr. Adams is also Chairman of Adams Affiliates, which is engaged in different segments of the oil and gas industry. Most of Mr. Adams' 25-year career has been spent in the oil and gas industry. Prior to his association with Adams Affiliates, Mr. Adams served as Executive Vice President of OKC Corporation, then a New York Stock Exchange listed company, where he was responsible for its oil and gas operations. Mr. Adams graduated from the University of Kansas in 1973 with a Bachelor of Science degree in Business Administration. Mr. Adams is the son of the late K.S. "Boots" Adams, former Chairman of Phillips Petroleum Company.

     SCOTT C. LONGMORE, has been Vice President of Marketing of the Company since 1988 and was elected to the Board of Directors of the Company in March 1997. His primary responsibilities are to supervise the acquisition of markets, supplies and storage, the transportation of natural gas and risk management activities. Prior to joining the Company in 1987, Mr. Longmore was employed with Cabot Energy Marketing Corporation, where he served as a gas marketing and supply representative. Mr. Longmore has 13 years of experience in the natural gas marketing business. Prior to Cabot, he was an independent petroleum landman in Oklahoma. Mr. Longmore graduated from the University of Oklahoma in 1982 with a Bachelor of Business Administration degree in Petroleum Land Management.

     GARRY D. SMITH, has been Vice President and Controller of the Company since 1990 and was elected to the Board of Directors of the Company in March 1997. He is responsible for managing the financial and accounting functions of the Company. Prior to joining the Company in 1988, Mr. Smith served in various capacities at Mustang Fuel Corporation, including management of the financial and oil and gas revenue accounting functions. He received his Bachelor of Science degree in Accounting from Central Oklahoma State University in 1979, and his Masters of Business from the University of Oklahoma in 1987. Mr. Smith is a Certified Public Accountant and a Certified Management Accountant.

     TERRY K. SPENCER, has been Vice President of Operations of the Company since 1991 and was elected to the Board of Directors of the Company in March 1997. He is responsible for the management of pipeline and plant operations, engineering design and construction, new project development, reservoir engineering and economic evaluation. Prior to joining the Company in 1989, Mr. Spencer served as Manager of Project Development for Stellar Gas Company and held various engineering-related positions in Delhi Gas Pipeline Corporation. Mr. Spencer earned his Bachelor of Science degree in Petroleum Engineering from the University of Alabama in 1981.

     WILLIAM W. PRITCHARD, became a member of the Board of Directors of the Company and the Compensation and Audit Committees of the Board on August 6, 1997. Mr. Pritchard has more than 21 years of experience in the domestic and international oil and gas industry. Beginning in 1976, Mr. Pritchard assumed various managerial positions with Parker Drilling Company, a New York Stock Exchange company, serving its domestic and international operations, and in 1984 he became Vice President and General Counsel with Parker Drilling, positions he held until he concluded his tenure at Parker in 1996. Mr. Pritchard became Of Counsel to the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson P.C. ("Hall, Estill") in 1996 and his corporate practice focuses on acquisitions, contracts, securities law and other legal matters related to the oil and gas industry. Mr. Pritchard received a Bachelor of Arts from the University of Kansas and a Juris Doctorate from the University of Tulsa.

     WILLIAM H. BAUCH, became a member of the Board of Directors of the Company and the Compensation and Audit Committees on August 6, 1997. Mr. Bauch has been Managing Director in the corporate finance department of CIBC Oppenheimer Corp. (formerly Oppenheimer & Co., Inc.) since 1996. Prior to that, he was a Vice
President in the investment banking department of Prudential Securities Incorporated from 1994 to 1996, and a Vice President with Jefferies & Company, Inc. from 1993 to 1994. He holds a Bachelors of Accountancy and Juris Doctorate degrees from the University of Mississippi and a Masters of Law degree from the New York University School of Law.

                       MEETINGS OF THE BOARD OF DIRECTORS
                             AND CERTAIN COMMITTEES

     During the fiscal year ended December 31, 1997, the Board of Directors met one time. All of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings.

     The Board of Directors of the Company has standing Audit and Compensation Committees which have a current membership as indicated above. The Board of Directors has no standing nominating committee.

     The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1996 Incentive Stock Plan and the Company's 1997 Stock Plan (the "Stock Plan"). During fiscal 1997, the Compensation Committee held one meeting.

     The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. During fiscal 1997, the audit committee held no meetings. The Audit Committee has held one meeting in 1998 with respect to the Company's 1997 Annual Report on Form 10-K.


                               EXECUTIVE OFFICERS

NAME                           AGE                       POSITION
------                         ----      ---------------------------------------
Gary C. Adams ..........        47       President and Chief Executive Officer

Scott C. Longmore ......        38       Vice President - Marketing

Garry D. Smith .........        41       Vice President - Controller

Terry K. Spencer .......        38       Vice President - Operations

See the biographical information on Messrs. Adams, Longmore, Smith and Spencer under "Election of Directors."

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms filed with the SEC, furnished to the Company and written representations from the executive officers, directors and holders of 10% or more of the Company's Common Stock, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% beneficial owners during 1997 were complied with except that Form 3 for Cottonwood Partnership required in connection with the Company's initial public offering. Such transaction was reported on Form 5 filed by Cottonwood Partnership on February 18, 1998.


                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation for fiscal years 1996 and 1997 awarded to or earned by (i) the individual who served as the Company's Chief Executive Officer ("CEO") in fiscal year 1997; and (ii) all of the Company's other executive officers, other than the CEO, who were serving as executive officers for fiscal year 1997. No other executive officer had compensation in excess of $100,000 for fiscal year 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                   Compensation
                                                                                      Awards
                                                                                    -----------
                                                                                    # of Shares
                                                 Annual Compensation(1)             Underlying
                                       ------------------------------------------     Stock
  Name and Principal                                                Other Annual      Option        All Other
       Position             Year         Salary        Bonus       Compensation(4)   Granted      Compensation
----------------------      -----      ----------    ----------    --------------   -----------   -------------
Gary C. Adams               1997             --             --           -- (1)            --      $150,000(2)
  Chief Executive           1996             --             --           -- (1)            --      $150,000(2)
  Officer
Scott C. Longmore           1997       $127,203       $ 73,949              --             --            --
  President of              1996       $ 97,500       $152,842         $16,800(3)      68,000            --
  Marketing
Garry D. Smith              1997       $131,488       $ 12,151              --             --            --
  Vice President            1996       $104,195       $ 80,293         $12,600(3)      68,000            --
  And Controller
Terry K. Spencer            1997       $127,203       $ 12,151
  Vice President            1996       $ 94,500       $ 80,293         $12,600(3)      68,000            --
  Of Operations

-------------
(1) The Company was charged a fee of $210,000 for management services in 1996, by Adams Affiliates, Inc., an affiliate of the named person. The Company was charged a fee of $240,000 for management services in 1997 by Adams Affiliates, Inc., an affiliate of the named person. See Employment and Consulting Agreements below.

(2) The amounts shown represent the premiums paid by the Company under a split dollar life insurance policy. Under this policy, the Company pays the premiums for life insurance issued to the named person. Repayment of the premiums is secured by the death benefit or the cash surrender value of the policy, if any, if the named person cancels and surrenders the policy.

(3) Represents the difference between the fair market value of Common Stock purchased by the named person in 1996 and the amount paid for such Common Stock.

(4) No disclosure regarding items included in this column is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for any such executive officer.

(5) Compensation information for the 1995 fiscal year has been omitted pursuant to Instruction to Item 402(b) of Regulation S-K of the Securities and Exchange Commission.

     Employment and Consulting Agreements. The Company is a party to employment agreements with Terry K. Spencer, Scott C. Longmore and Garry D. Smith. The employment agreements will continue in effect until December 31, 1999, subject to customary termination provisions. The employment agreements provide annual salary payments to each of such executive officers in the amount of $150,000, subject to annual CPI adjustment, and for annual bonuses based upon the Company exceeding designated annual income levels. In addition, Mr. Longmore's employment agreement provides for the payment of annual commissions based upon gross margins of natural gas sales.

     The Company and Adams Affiliates, Inc. are parties to a Consulting Agreement dated as of April 1, 1997, under which Adams Affiliates, Inc. has agreed to provide consulting services to the Company in return for payments of $20,000 per month ($240,000 per year). It is anticipated that such consulting services will be provided primarily by Gary C. Adams as an agent of Adams Affiliates, Inc. The Consulting Agreement had a term which expired on March 31, 1998, subject to automatic one month renewals thereafter until terminated by one of the parties. Mr. Adams is an affiliate of Adams Affiliates, Inc.

     The Company believes that its Employment and Consulting Agreements entered into with or on behalf of its executive officers provide compensation to its executive officers which is consistent with the compensation paid by other companies in the industry which of a comparable size to the Company and in consideration of such officers' responsibilities and duties.

     No options or stock appreciation rights ("SARs") were granted to any of the executive officers of the Company in 1997.

                    AGGREGATE OPTION/EXERCISES IN LAST FISCAL
                       YEAR AND FISCAL YEAR OPTION/VALUES

     The following table provides information with respect to the executive officers concerning the exercise of options during the last fiscal year ending December 31, 1997, and unexercised options held as of December 31, 1997. No options were exercised by any executive officer in 1997.

                              Number of Securities             Value of Unexercised
                             Underlying Unexercised            In-The-Money Options/
                       Options/SARs at Fiscal Year-End(#)   SARs at Fiscal Year-End($)
Name                        Exercisable/Unexercisable        Exercisable/Unexercisable
-----                    -------------------------------     -------------------------
Gary C. Adams                          0/0                             $0/$0
Scott C. Longmore                   0/68,000                      $0/$713,320 (1)
Garry D. Smith                      0/68,000                      $0/$713,320 (1)
Terry K. Spencer                    0/68,000                      $0/$713,320 (1)

---------
(1) Based on closing price of $10.75 at December 31, 1997, and an exercise price of $0.26/share. All options issued under the Company's 1996 Incentive Stock Option Plan.

     1996 Incentive Stock Option Plan. Effective as of February 28, 1996, the Company adopted the 1996 Incentive Stock Option Plan (the "1996 Stock Plan"), and granted options under the plan to acquire a total of 204,000 shares of common stock to Terry K. Spencer, Garry D. Smith and Scott C. Longmore. The 1996 Stock Plan is intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended. Each incentive stock option ("ISO") granted entitled the optionee to purchase up to 68,000 shares of common stock at an exercise price of $0.26 per share, which the Board of Directors determined to represent the fair market value of the common stock on the grant date. The exercise of each ISO is conditioned upon the Company achieving certain specified financial performance goals for each of calendar years 1997, 1998 and 1999, and the optionee may not in any event exercise ISOs to acquire common stock having a fair market value in excess of $150,000 for any one calendar year. The ISOs shall expires on the earlier of ninety (90) days after termination of the Optionee's employment agreement or February 28, 2006.

     No more ISOs may be issued under the 1996 Stock Plan. As a result of the Company's financial performance, no ISOs issued under the 1996 Stock Plan are currently exercisable.

     1997 Stock Plan. The purpose of the Continental Natural Gas, Inc. 1997 Stock Plan (the "1997 Stock Plan") is to promote the overall financial objectives of the Company and its shareholders by motivating those person selected to participate in the 1997 Stock Plan to achieve long-term growth in shareholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. Executive officers, key employees and non-employee directors, as well as such other employees or consultants as the Board of Directors selects, are eligible recipients of awards under the 1997 Stock Plan. The maximum number of shares authorized to be issued under the 1997 Stock Plan is 600,000 shares of Common Stock.

     The 1997 Stock Plan is administered by the Board of Directors of the Company. The Board of Directors is authorized to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1997 Stock Plan, establish, amend and rescind rules and regulations relating to the 1997 Stock Plan and make all other determinations which may be necessary or advisable for the administration of the 1997 Stock Plan. In 1998 the Company filed a Registration Statement on Form S-8 with respect to options to be granted to its employees for 250,000 shares of common stock of the Company. Following such registration, the Board of Directors of the Company granted non-qualified stock options to purchase 207,210 shares of the Company's common stock at an average exercise price of $7.47/share. No options have been granted to the Company's executive officers under the 1997 Stock Plan.

     The 1997 Stock Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights ("SARs"), and
(c) restricted stock. Generally, awards under the 1997 Stock Plan are granted for no consideration other than prior and future services. Awards granted under the 1997 Stock Plan may, in the discretion of the Board, be granted alone or in addition to, in tandem with or in substitution for any other award under the 1997 Stock Plan or other plan of the Company. Such grants could include grants of options after a decline in the market price of the Common Stock in substitution for previously granted options having a higher exercise price.

     Stock options granted pursuant to the 1997 Stock Plan, may, at the discretion of the Board, be either ISOs within the meaning of Section 422 of the Code, or non-qualified stock options. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110% of such fair market value in the case of ISOs granted to employees who possess more than 10% of the combined voting power of all classes of stock of the company). In the case of non-qualified stock options, the exercise price shall be as determined by the Board in its sole discretion, but in no event shall be less than 50% of the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1997 Stock Plan are exercisable in whole or in part at such time or times as may be determined by the Board, except that ISOs may not be exercised after the expiration of 10 years from the date granted (or 5 years in case of ISOs granted to employees who possess more than 10% of the combined voting power of all classes of stock of the Company). Generally, options may be exercised by the payment of cash, promissory notes, stock or combination thereof.

     Any SARs granted under the 1997 Stock Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the exercise price of the options issued in conjunction with the SARs or such other amount as the Board has established with respect to SARs issued on a stand-alone basis. Methods of exercise and settlement and other terms of SARs are determined by the Board.

     The Board may award restricted stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Board lapse. Such restrictions may lapse in whole or in installments as the Board determines. A participant receiving restricted stock will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Board otherwise determines, but shall not be permitted to sell, assign, or otherwise transfer the stock during the restriction period established by the Board. Upon termination of employment during the restriction period for any reason other than death or disability, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Board.

     In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to shareholders, the Board may make such substitution or adjustment in the aggregate number of kind of shares which may be distributed under the 1997 Stock Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1997 Stock Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the 1997 Stock Plan without the consent of shareholders or participants, except that shareholder approval of such action will be sought if such approval is required by any federal or state law or regulation or by any agreement, or if the Board of Directors in its discretion determines that obtaining such shareholder approval is advisable. Unless earlier terminated by the Board of Directors, the 1997 Stock Plan will terminate when no shares remain reserved and available for issuance, and the Company has not further obligation with respect to any award granted under the 1997 Stock Plan.

     In the event of a change of control of the Company, as defined in the 1997 Stock Plan, all outstanding awards under the 1997 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions.

     Performance Based Bonuses. From time to time the Board of Directors of the Company awards cash bonuses to its executive officers and other employees based on performance of the Company and the performance of such individual. Employment agreements between the Company and Scott C. Longmore, Garry D. Smith and Terry
K. Spencer provide for payment of bonuses based on certain financial thresholds. The bonuses paid to the executive officers for 1997 were calculated solely in relation to the employment agreements existing between the Company and its executive officers during 1997. Due to the financial performance of the Company in 1997, no additional bonuses were paid to such executive officers.

     Director Compensation. Directors receive no set compensation from the Company for serving on the Board of Directors but are eligible to receive awards under the 1997 Stock Plan and may be reimbursed for out-of-pocket expenses incurred while attending board and committee meetings. Pursuant to the Company's 1997 Stock Plan, each non-employee director received options to purchase 5,000 shares of common stock from the Company during December 1997. The exercise price for such options was the fair market value of the Company's stock on the date of grant ($11.25).

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The Chief Executive Officer of the Company serves as a member of the Compensation Committee. Affiliates of the Chief Executive Officer are party to various agreements with the Company. See "Certain Transactions---1997 Transactions Among Related Entities." The Company employed CIBC Oppenheimer Corp. (formerly Oppenheimer & Co., Inc.) as an underwriter in connection with the Company's initial public offering. Mr. Bauch is a Managing Director at CIBC Oppenheimer Corp. The law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson rendered legal services in connection with the Company's initial public offering and various other matters during the 1997 fiscal year. Mr. Pritchard is Of Counsel to Hall, Estill. See "Certain Transactions---Other Relationships."


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of two outside directors and the Chief Executive Officer of the Company. The Compensation Committee is responsible for developing and approving the Company's executive compensation policies. In addition, the Compensation Committee reviews and evaluates the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The overall objectives of the Company's executive compensation program are to provide compensation that will attract and retain superior talent and reward performance.


COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's executive compensation policy is intended to provide an overall level of compensation that is competitive with energy-related companies comparable to the Company. Actual compensation levels may be greater than competitive levels in such companies based upon annual and long-term Company performance, as well as individual performance. To a large extent the compensation of the executive officers has been established in the Employment Agreements and Consulting Agreements previously entered into between the Company and its executive officers. The Compensation Committee believes that the compensation paid to the Company's executive officers (including that set forth in the Employment and Consulting Agreements) is consistent with the compensation levels of executive officers employed by energy-related companies comparable to the Company.

     No cash or other compensation was paid to the executive officers in 1997 in excess of that provided in such Employment and Consulting Agreements. In the future, the Compensation Committee may award cash bonuses to its executive officers in excess of those provided in the Employment Agreements.

     Executive officers may also be rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and consummation of strategic acquisitions. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which teamwork and Company values are fostered.

COMPENSATION VEHICLES

     The Company uses a simple total compensation program that consists of cash- and equity-based compensation. The components of the Company's compensation program for its executive officers include (a) base salary, (b) performance-based cash bonuses, and (c) long-term incentive compensation in the form of stock options.


Base Salary

     Base salary for the executive officers (other than the Chief Executive Officer) were established in Employment Agreements. Each Employment Agreement has a term which expires on December 31, 1999. On an on-going basis, the Compensation Committee will review the Employment Agreements in relation to compensation levels for management personnel employed by peer companies of a size similar to the size of the Company. Upon expiration of Employment Agreements, the Compensation Committee will, based on the recommendations of its Chief Executive Officer, evaluate the base salary of its executive officers in relation to such other companies. The Compensation Committee generally approves the Chief Executive Officer's recommendations with respect to base salaries for other executive officers.


Performance-Based Bonuses

     The Employment Agreements also provide specific formulas for payment of bonuses to its executive officers. The Employment Agreements provide specific financial thresholds with resulting incentive based compensation. In addition, the Chief Executive Officer may, from time to time, recommend that additional bonuses be paid to the named executive officers. These recommendations are based on the financial performance of the Company and evaluation of such executive's contribution to the financial performance of the Company.

     During 1997, no bonuses were paid to the executive officers other than those permitted under the Employment Agreements. The Compensation Committee generally approves the Chief Executive Officer's recommendations with respect to performance-based bonuses for its executive officers.


Stock Option Program

     In connection with the Employment Agreements, each executive officer was issued options to purchase the Company's common stock under the 1996 Stock Plan. In order for options under the 1996 Incentive Stock Plan to become vested, the Company is required to achieve certain financial thresholds. Based on the Company's financial performance in 1997, none of the options issued to the executive officers are currently exercisable (such options may become exercisable based on the financial performance of the Company in 1998 and 1999).

     In its discretion, the Compensation Committee and Board of Directors may issue awards to its executive officers to purchase shares of the Company's common stock under the 1997 Stock Plan. The objective of the 1997 Stock Plan is to align executive and stockholder long-term interest by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company. To date, none of the executive officers have been granted any awards under the 1997 Stock Plan. Since options were issued to the executive officers under the 1996 Stock Plan, it is anticipated that awards to the executive officers under the 1997 Stock Plan will be issued as a result of extraordinary contributions to the financial performance of the Company.

     Stock options may be granted upon commencement of employment based on the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer, the Chief Executive Officer typically considers the individual's performance and any planned change in functional responsibility. Neither the profitability of the Company nor the market value of its stock are considered in setting the amount of executive officer stock option grants. The stock option position of executive officers is reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted by the Company's competitors.

Savings and Profit-Sharing Plan; Benefits

     The Company typically makes contributions under the Company's 401(k) Savings and Profit Sharing Plan. Under its 401(k) the Company typically makes contributions of: (i) two percent (2%) of each employee's gross cash compensation; and (ii) an amount equal to 50% of an employee's contributions of up to 6% of gross cash compensation. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of all such perquisites did not exceed 10% of total annual salary and bonus for any executive officer during the fiscal year 1997.


CHIEF EXECUTIVE OFFICER COMPENSATION


Base Salary

     Compensation to the Chief Executive Officer is made primarily in the form of a Consulting Agreement with Adams Affiliates. In addition, the Company pays annual premiums in the amount of $150,000 for a split life insurance policy with respect to Gary C. Adams.

     The level of payments under the Consulting Agreement and payment for the life insurance policy were previously established between Mr. Adams and the Company. In general, the level of compensation paid under the Consulting Agreement and payment for life insurance premiums are not inconsistent with compensation levels paid to the chief executive officers of companies of similar size. Periodically the Compensation Committee will review payments made for the benefit of the Chief Executive Officer and, if warranted based on compensation levels to other chief executive officers, increase the level of such compensation. It is not anticipated that such compensation levels will be decreased.


Bonuses and Stock Option Awards

     Historically the Company has not paid bonuses or issued other long-term awards (including restricted stock or stock options) to the Chief Executive Officer. At the present time, such awards are not contemplated. In the future, however, the Compensation Committee (acting without the chief executive officer) will continue to evaluate the Chief Executive Officer's compensation in relation to the compensation to other chief executive officers of companies of similar size. If warranted, the Compensation Committee (or the Company's Board of Directors) may issue such awards in its discretion


DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the Company's Chief Executive Officer and certain other highly-compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee believes, however, that there may be, in the future, circumstances in which the Company's interests are best served by providing compensation that is not fully deductible under Section 162(m), and reserves the ability to exercise discretion to authorize such compensation.

                                   COMPENSATION COMMITTEE

                                   Gary C. Adams
                                   Williams H. Bauch
                                   William W. Pritchard

                                PERFORMANCE GRAPH

         The following line graph compares the cumulative total stockholder return on the Company's Common Stock for the period from August 1, 1997 (the date the Company's Common Stock became publicly traded) through December 31, 1997 with the cumulative total return on the S&P 500 Index and an index of a group of peer companies constructed by the Company. Included in the peer group are Aquila Gas Pipeline Corporation, KN Energy, Inc., Markwest Hydrocarbons, Inc., MidCoast Energy Resources, Inc., NGC Corp. and Western Gas Resources, Inc. Each company in the peer group is publicly-traded and generates a significant portion of its total revenue from the transporting, gathering, processing and/or marketing of natural gas or NGLs.

  [THE FOLLOING TABLE AS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]



                              TOTAL RETURN ANALYSIS
                             (Dividends Reinvested )

                                    08/01/97      08/31/97     09/30/97      10/31/97    11/29/97    12/31/97
                                    --------      --------     --------      --------    --------    --------
Continental Natural Gas, Inc.        100.00        101.11       106.67        103.33      102.21       95.55
Peer Group                           100.00         98.61       109.91        114.10      107.80      114.89
S&P 500 Index                        100.00         94.97       100.17         96.83      101.31      103.05


---------
(1) The Company's initial public offering commenced on August 1, 1997. For purposes of this presentation, the Company has assumed that its initial public offering price of $11.25 would have been the purchase price on August 1, 1997.

(2)  Assumes $100 invested on August 1, 1997 in each investment.

(3) Total return assumes reinvestment of dividends. Past results are not an indication of future investment returns.

                              CERTAIN TRANSACTIONS

GENERAL

     Gary C. Adams, the Chairman of the Board, President and Chief Executive Officer of the Company, is the chief executive officer of Cottonwood Partnership. Cottonwood Partnership is owned by certain trusts, the beneficiaries of which are members of the immediate family of Mr. Adams (the "Family Trusts"). Cottonwood Partnership owns approximately 98% of the outstanding common stock of Adams Affiliates, Inc. ("Adams Affiliates") and all of the outstanding common stock of Bird Creek Resources, Inc. ("Bird Creek"). Mr. Adams is a director and the chairman of Adams Affiliates and a director of Bird Creek. The Family Trusts are also partners in Mountain Meadows Partnership, a general partnership.

     Adams Affiliates owns, directly or indirectly, all of the outstanding equity interests of Continental Natural Gas Marketing, L.L.C. ("CNGM") and CPA Aviation, Inc. ("CPA Aviation"). Mr. Adams is a director of CPA Aviation.

     The Company believes that the transactions described below are on terms at least as fair to the Company as could have obtained from unaffiliated third parties.


1997 TRANSACTIONS AMONG RELATED ENTITIES

     The Company sold approximately $20 million of natural gas to CNGM in 1997. The natural gas was sold at cost plus $0.02 per Mcf to CNGM, which resold such volumes under long-term sales contracts. At December 31, 1997, CNGM owed the Company approximately $6.3 million, for such purchases.

     In 1997, the Company purchased approximately $278,000 of natural gas located in New Mexico and Oklahoma from Bird Creek under a month-to-month contract. The Company's purchases from Bird Creek are made at a market index price less gathering fees. No such amounts were payable at December 31, 1997.

     In 1997, the Company provided office space and general administrative services to Bird Creek and billed it for such rentals and fees in the aggregate amount of $260,800. Additionally, in 1997 the Company was charged $14,329 by Bird Creek for general and administrative expenses incurred on its behalf. In 1997, Adams Affiliates charged the Company $240,000 for consulting services. Adams Affiliates and the Company are parties to a Consulting Agreement dated as of April 1, 1997, under which Adams Affiliates provided consulting services to the Company. See "Executive Compensation."

     Bird Creek and Adams Affiliates are parties to Administrative Services Agreements with the Company dated as of April 1, 1997, under which the Company provides office space, accounting, clerical and other administrative services to Bird Creek and Adams Affiliates in return for reimbursement to the Company of the allocable cost to the Company of providing such services. These Administrative Service Agreements expired on March 31, 1998, subject to automatic renewal on a month-to-month basis thereafter until terminated by any of the contracting parties. Bird Creek provides certain accounting, clerical and administrative services to the Company (primarily accounting services) under the terms of an Administrative Services Agreement dated as of April 1, 1997. The Company reimburses Bird Creek for the allocable cost to Bird Creek of providing such services. This Administrative Services Agreement expired on March 31, 1998, subject to automatic renewal on a month-to-month basis thereafter until terminated by one of the parties.

     In 1997, the Company paid CPA Aviation a total of $89,400 for aviation services. The Company and CPA Aviation are parties to a Flight Services Agreement dated as of April 1, 1997, under which CPA Aviation agrees to provide aviation services to the Company on an "as needed" basis (the "Flight Services Agreement"). The Company pays CPA Aviation for such services at the rates of $100 per hour for usage of Cessna Model Turbo 210 aircraft and $1,000 per hour for usage of a Learjet Model 24F plus reimbursement of any taxes, fees, customs duties or other charges which CPA Aviation may be required to pay by reason of the Company's usage. The Flight Services Agreement expired on March 31, 1998, subject to automatic renewal on a month-to-month basis thereafter until terminated by one of the parties.

     As of December 31, 1997, Adams Affiliates was indebted to the Company in the amount of approximately $98,492 and Mountain Meadows partnership was indebted to the Company in the amount of approximately $800,000. Various other affiliates of Cottonwood Partnership were indebted to the Company in the aggregate amount of approximately $153,702 as of December 31, 1997 (of such amount no affiliate was indebted to the Company in excess of $60,000). The amounts owed by Adams Affiliates and the other affiliates of Cottonwood Partnership (exclusive of Mountain Meadows Partnership) arise primarily as a result of administrative services provided by the Company.


OTHER RELATIONSHIPS

     CIBC Oppenheimer Corp. (formerly Oppenheimer & Co., Inc.) served as an underwriter in relation to the Company's initial public offering. Mr. William H. Bauch is an officer of CIBC Oppenheimer and is a director of the Company. The Company incurred $1,839,000 as underwriters' discounts in connection with its initial public offering. The Company believes that CIBC Oppenheimer Corp. received approximately $400,000 of such amount. The law firm of Hall, Estill, Hardwick, Golden & Nelson has advised the Company on certain legal matters. Mr. William W. Pritchard is Of Counsel to Hall, Estill, Hardwick, Golden & Nelson and is a director of the Company. During 1997, the legal fees paid by the Company to Hall, Estill were approximately $168,000.


                                   PROPOSAL I
                              ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of six members. The Board of Directors is divided into three classes and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the Class I directors expires at the Annual Meeting to be held June 8, 1998, and two Class I directors will be elected at the Annual Meeting to hold office until the Annual Meeting to be held in the year 2001 or until their respective successors are elected and qualified. Scott C. Longmore and Terry K. Spencer are the incumbent Class I directors, and Messrs. Longmore and Spencer are being nominated for election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Longmore and Spencer unless otherwise directed. Each of Messrs. Longmore and Spencer has indicated a willingness to serve, but in case either of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee at their discretion. The terms of the incumbent Class II and Class III directors expire at the 1999 and 2000 Annual Meetings, respectively.

     There are no family relationships between any director or executive officer of the Company or any nominee. Except as otherwise described herein, there are no arrangements or understandings regarding the election of any of the foregoing nominees as directors.

THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF MESSRS. LONGMORE AND SPENCER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. LONGMORE AND SPENCER.

                                   PROPOSAL II
                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Coopers & Lybrand, L.L.P. as the Company's independent accountants for the year ending December 31, 1998 and recommends that the stockholders ratify that appointment. Coopers & Lybrand, L.L.P. has no relationship with the Company other than that arising from its engagement as independent accountants. Representatives of Coopers & Lybrand, L.L.P. will be present at the 1998 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock represented at the 1998 Annual Meeting is required to ratify this appointment.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a stockholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 1437 South Boulder, Suite 1250, Tulsa, Oklahoma 74119, not later than December 15, 1998.

                                          By Order of the Board of Directors,




                                          Garry D. Smith
                                          Secretary
Dated: April 30, 1998

                                  DETACH HERE

                                      PROXY

                         CONTINENTAL NATURAL GAS, INC.

                         1437 South Boulder, Suite 1250
                             Tulsa, Oklahoma 74119

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 30, 1998, appoints Gary C. Adams and William . Pritchard proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Continental Natural Gas, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Continental Natural Gas, Inc. to be held on June 8, 1998 at the Adams Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma 74103, at 9:30 a.m., C.D.T., and any adjourment thereof. Each of the matters set forth below has been proposed by the Company.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE

                                  DETACH HERE

|x|  Please mark
     votes as in
     this example.


This Proxy, when properly executed, will be voted in the manner directed herein directed herein by the undesigned stockholder. If no direction is made, this Proxy will be voted FOR all of the above items.

1.   ELECTION OF CLASS I DIRECTORS

     Nominees:  Scott C. Longmore And Terry K. Spencer

                         FOR                    WITHHELD
                         |_|                      |_|


|_|  ________________________________
     For all nominees except as noted
     above


2.   RATIFICATION OF INDEPENDENT ACCOUNTANTS

Ratification of Coopers & Lybrand, LLP, as the Company's Independent Accountants for the fiscal year ending December 31, 1998

              FOR                  AGAINST                  ABSTAIN
              |_|                    |_|                       |_|


                                            |_| MARK HERE FOR ADDRESS CHANGE AND
                                                NOTE BELOW


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.

Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.


Signature: _________________________________________ Date: _____________________

Signature: _________________________________________ Date: _____________________